EXHIBIT 99

[LOGO]	Contact:
Kori B. Beer
Director, Corporate Communications
ViroPharma Incorporated
Phone (610) 321-6288

ViroPharma Announces Results of

Hepatitis C Phase 1b Study

- Company Plans to Advance Additional HCV Candidates into Clinical Studies in First Quarter of 2004 -

Exton, PA, July 15, 2003 – ViroPharma Incorporated (Nasdaq: VPHM) today announced results from the treatment portion of a phase 1b study with HCV-371, a hepatitis C antiviral compound that is being co-developed with Wyeth (NYSE:WYE).

The ascending multiple dose, placebo-controlled study was designed to assess the safety, tolerability, pharmacokinetics, and antiviral activity of HCV-371 administered orally to patients with chronic hepatitis C virus (HCV) infection. The study was conducted at a clinical research facility in the United States. The results of the study indicated that HCV-371 was safe and well-tolerated at the doses evaluated, but had no impact on HCV RNA levels at these doses.

“While we did not observe the virus load reduction we had hoped for, we did gain considerable insight from this study that will be directly applicable to our next clinical candidates,” says Stephen Villano, M.D., ViroPharma’s medical director. “While this development terminates the HCV-371 project, we plan to advance another product candidate into human trials by the beginning of 2004. This next compound, which is from a different chemical series than HCV-371, has demonstrated in preclinical studies significantly greater antiviral activity than HCV-371 and exhibits other pharmacological attributes that give us a high level of confidence moving forward. We are confident that we will find an effective small molecule antiviral treatment for this devastating disease.”

Hepatitis C Overview

Hepatitis C virus is recognized as a major cause of chronic hepatitis worldwide. Approximately 85 percent of persons infected with HCV develop chronic hepatitis, of which 20 percent progress to liver cirrhosis. Hepatitis C affects more than 170 million people worldwide and accounts for approximately 40 percent of all deaths due to liver failure, or approximately 10,000 deaths in the U.S. each year, according to the Centers for Disease Control and Prevention.

Note to Investors: ViroPharma will hold a teleconference call Wednesday, July 16 at 10:00 a.m. (EST) to discuss the matters described in this press release. To participate in the call, please dial: (800) 992-7413 (Domestic) and (801) 303-7424 (International). After placing the call, please tell the operator you wish to join the ViroPharma conference call.

About ViroPharma Incorporated

ViroPharma Incorporated is committed to the commercialization, development and discovery of antiviral pharmaceuticals. ViroPharma is focused on drug development and discovery activities in hepatitis C, and is considering the development of an intranasal formulation of Picovir® for the treatment of the common cold and the development of Picovir® to treat patients suffering from severe or life-threatening enteroviral infections. In addition, in late 2002 the Company initiated an antiviral drug discovery and development program in the area of bioterrorism and emerging virus disease threats.

This press release contains forward-looking statements, including those relating to ViroPharma’s plan to advance another HCV compound into clinical trials by the beginning of 2004 and our ability to find an effective small molecule antiviral treatment for HCV disease. The discovery and development of investigational pharmaceutical products is subject to risks and uncertainties. There can be no assurance that ViroPharma’s studies as part of the HCV program can be conducted within the timeframe that the company expects, that such studies will yield positive results, or that additional HCV product development candidates can be identified and advanced into human clinical trials in accordance with ViroPharma’s anticipated schedule. These and other factors, including, but not limited to those described in ViroPharma’s most recent annual report on Form 10-K filed with the Securities and Exchange Commission, could cause future results to differ materially from the expectations expressed in this press release. The forward-looking statements contained in this press release may become outdated over time. ViroPharma does not assume any responsibility for updating any forward-looking statements.

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